Exhibit 99(a)(1)(A)
CASTLIGHT HEALTH, INC.
OFFER TO EXCHANGE CERTAIN
OUTSTANDING OPTION AWARDS FOR NEW OPTION AWARDS
This Offer to Exchange Certain Outstanding Option Awards for New Option Awards and your withdrawal rights will expire at 11:59 p.m., Eastern Time, (8:59 p.m., Pacific Time) on February 24, 2016, unless extended by Castlight Health, Inc. (the “Expiration Date”)

Castlight Health, Inc., a Delaware corporation (“Castlight,” the “Company,” “we,” “us,” or “our”) is offering, for compensatory purposes, to eligible employees of Castlight the right to exchange (the “Option Exchange Program”) all options to purchase shares of our Class A common stock and options to purchase Class B common stock that are outstanding and unexercised immediately prior to the commencement of the Option Exchange Program that have an exercise price of $6.76 or more per share (“Eligible Option Awards”) granted under the Castlight Health, Inc. 2014 Equity Incentive Plan (the “2014 Plan”) or the Castlight Health, Inc. 2008 Stock Incentive Plan (the “2008 Plan,” and together with the 2014 Plan, the “Plans”). Under the Option Exchange Program, Eligible Option Awards that are tendered for exchange will be canceled and exchanged for new options to purchase shares of Castlight Class B common stock granted under the 2014 Plan (“New Option Awards”) on the terms and subject to the conditions set forth in this Offer to Exchange. The New Option Awards will be granted as incentive stock options under U.S. tax law (“ISOs”), to the extent permitted by law, and as non-statutory stock options (“NSOs”) to the extent that they cannot be granted as ISOs. Our Chief Executive Officer, our Chief Financial Officer & Chief Operating Officer, and our directors are not eligible to participate in the Option Exchange Program.

Participation in the Option Exchange Program is voluntary. You are not required to accept this offer to exchange any of your Eligible Option Awards for New Option Awards (the “Exchange Offer”). If you elect to tender your Eligible Option Awards for exchange on the terms and subject to the conditions described in this document and if your Eligible Option Awards are accepted for exchange, we will cancel the Eligible Option Awards tendered in exchange for a New Option Award to purchase one share of Class B common stock for each share subject to such Eligible Option Award. The grant of the New Option Awards will be effective on the Expiration Date (the “Replacement Grant Date”). The exercise price per share of the New Option Awards will be equal to the closing sale price of our Class B common stock, as reported on the New York Stock Exchange, on the Replacement Grant Date.

The Option Exchange Program is not conditioned upon a minimum number of Eligible Option Awards being tendered for exchange. However, consummation of the Exchange Offer and the grant of New Option Awards is subject to the satisfaction or waiver of the conditions described in Section 6 (“Conditions of the Option Exchange Program”) of this Offer to Exchange.

If you tender more than one Eligible Option Award, New Option Awards will be granted in the Exchange Offer on an award-by-award basis under the Option Exchange Program. For example, if you tender an Eligible Option Award to purchase 1,000 shares and an Eligible Option Award to purchase 500 shares, you will be entitled to receive two New Option Awards to purchase 1,000 shares of Class B common stock and 500 shares of Class B common stock, respectively, with an exercise price per share equal to the closing sale price of our Class B common stock, as reported on the New York Stock Exchange, on the Replacement Grant Date. If you hold more than one Eligible Option Award and you tender one Eligible Option Award in this Exchange Offer, you are not required to tender any other Eligible Option Awards you may hold. You may not, however, tender an Eligible Option Award for less than all of the shares subject to the Eligible Option Award.

Some key features of the New Option Awards will include:

•	Each New Option Awards will cover one share of Class B common Stock for each share subject to the Eligible Option Award;

•	The exercise price of the New Option Awards will equal the closing sale price of our Class B common stock as reported on the New York Stock Exchange on the Replacement Grant Date;

•	The New Option Awards will be ISOs to the extent permitted by law and otherwise be NSOs;

•
The New Option Awards will be subject to a new vesting schedule, and will vest over five years from the Replacement Grant Date, in 60 monthly installments, subject to your continued employment with Castlight. This new vesting schedule will apply to your New Option Award even if your Eligible Option Awards are partially or completely vested on the Expiration Date;

•	The New Option Awards will have a ten-year term;

•
The New Option Awards will be exercisable for shares of Class B common stock, even if your Eligible Option Awards are exercisable for higher-vote Class A common stock (which includes all Eligible Option Awards granted under the 2008 Plan); and

•	The other terms and conditions of the New Option Awards will be substantially similar to those of the canceled

Eligible Option Awards.

To be eligible to participate in the Option Exchange Program, you must be employed with us continuously through the Offering Period and to receive New Option Awards you must be employed with us on the Replacement Grant Date. Your election to participate in the Option Exchange Program does not in any way change your status or rights as an employee. Your employment remains at-will.

See “Risk Factors Related to the Option Exchange Program,” for a discussion of risks that you should consider before participating in the Option Exchange Program.

Shares of our Class B common stock are traded on the New York Stock Exchange under the symbol “CSLT.” On January 7, 2016, the last sale price of our Class B common stock as reported on the New York Stock Exchange was $3.62 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR CLASS B COMMON STOCK BEFORE DECIDING WHETHER TO EXCHANGE YOUR ELIGIBLE OPTION AWARDS. We cannot guarantee that, following the Expiration Date, the per share market price of our Class B common stock will increase to a price that is greater than the exercise price of the New Option Awards.

IMPORTANT
If you choose to participate in the Option Exchange Program, you must properly complete and submit your election to us through our secure Option Exchange Program website at https://castlighthealth.equitybenefits.com (the “Offer Website”) on or before 11:59 p.m., Eastern Time, (8:59 p.m., Pacific Time) on February 24, 2016, (or a later date and time if Castlight extends the time such employees have to elect to participate in the Exchange Offer). If you do not submit your election by such time and date, you will be deemed to have rejected the Exchange Offer. Your election must be received by us on or before 11:59 p.m., Eastern Time, (8:59 p.m., Pacific Time) on February 24, 2016 (or a later Expiration Date if we extend the time you have to elect to participate in the Option Exchange Program). Elections not received by us by 11:59 p.m., Eastern Time, (8:59 p.m., Pacific Time) on February 24, 2016, even if made or sent prior to the Expiration Date, will be disregarded. If you choose to not participate in the Option Exchange Program, you do not need to do anything, and your Eligible Option Awards will continue to remain subject to their existing terms and conditions.

You should direct questions about the Option Exchange Program or requests for assistance (including requests for additional copies of any documents relating to this Exchange Offer) to Stock Administration by email to exchange@castlighthealth.com.

The Option Exchange Program is only available to employees of Castlight. We are not aware of any jurisdiction where the implementation of the Option Exchange Program violates applicable law. If we become aware of any jurisdiction in the United States where the implementation of the Option Exchange Program violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Option Exchange Program will not be made available to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

Although our Board of Directors and the Compensation and Talent Committee of our Board of Directors have approved the Option Exchange Program, neither we, the Board of Directors nor the Compensation and Talent Committee makes any recommendation as to whether you should exchange or refrain from exchanging your Eligible Option Awards. You must make your own decision whether to exchange your Eligible Option Awards.

THIS EXCHANGE OFFER DOCUMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS EXCHANGE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR ELIGIBLE OPTION AWARDS PURSUANT TO THE OPTION EXCHANGE PROGRAM. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR ANY DOCUMENT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OPTION EXCHANGE PROGRAM OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN ANY DOCUMENT TO WHICH WE HAVE REFERRED YOU. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION,

REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SUMMARY TERM SHEET

The following section answers some of the questions that you may have about the Option Exchange Program. However, it is only a summary, and you should carefully read the remainder of this Offer to Exchange because the information in this summary is not complete and because there is additional important information in the remainder of this Offer to Exchange.

GENERAL QUESTIONS ABOUT THE OPTION EXCHANGE PROGRAM

Q1.    WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

Under the Option Exchange Program, we are offering eligible employees of Castlight (see Question 3 below) the right to exchange Eligible Option Awards that were granted under the Plans for new options to purchase Castlight Class B common stock granted under the 2014 Plan (the “New Option Awards”) on the terms and subject to the conditions described in further detail below. The New Option Awards will be granted as incentive stock options under U.S. tax law (“ISOs”), to the extent permitted by law, and as non-statutory stock options (“NSOs”) to the extent that they cannot be granted as ISOs.

Q2.    WHY IS CASTLIGHT IMPLEMENTING THE OPTION EXCHANGE PROGRAM?

We are implementing the Option Exchange Program to provide our employees with the opportunity to hold options that over time may have a greater potential to increase in value, which we hope will improve our ability to retain our employees and thereby better enable us to generate additional value for our stockholders by aligning the interests of our employees and stockholders. A considerable number of our employees have stock options, whether or not they are currently exercisable, that have exercise prices significantly above our current and recent trading prices. We are offering this program on a voluntary basis to allow our employees to choose whether to keep their Eligible Option Awards at their current exercise prices, or to replace those options with New Option Awards to purchase one share of our Class B common stock for each share subject to such Eligible Option Award, with a new exercise price per share equal to the closing sale price of our Class B common stock, as reported on the New York Stock Exchange, on the Replacement Grant Date (defined below in Question 5).

Achievement of these goals cannot be guaranteed in light of the ever-present risks associated with a volatile and unpredictable stock market and other factors beyond our control.

Q3.    WHO IS ELIGIBLE TO PARTICIPATE?

Except as noted below, any employee of Castlight Health, Inc. (an “Eligible Employee”) who is continuously employed by us during the period beginning on January 12, 2016 and ending at 11:59 p.m., Eastern Time, (8:59 p.m., Pacific Time) on February 24, 2016 (or a later date if we extend the time you have to elect to participate in the Option Exchange Program) (the “Offering Period”), and who holds outstanding and unexercised stock options granted under the Plans prior to the commencement of the Option Exchange Program with an exercise price of $6.76 or above is eligible to participate in the Option Exchange Program. Eligible Employees must be employed by us on the Replacement Grant Date to receive New Option Awards. Our Chief Executive Officer, our Chief Financial Officer & Chief Operating Officer, and our directors are not eligible to participate in the Option Exchange Program.

Q4.    ARE INTERNATIONAL EMPLOYEES ELIGIBLE TO PARTICIPATE?

None of our international employees hold Eligible Option Awards.

Q5.    HOW DOES THE OPTION EXCHANGE PROGRAM WORK?

You may decide to exchange one or more of your Eligible Option Awards for a New Option Award. Each Eligible Option Award you tender for exchange under the Option Exchange Program will be exchanged for a New Option Award to purchase one share of Class B common stock for each share subject to such Eligible Option Award.

The New Option Award will be granted under the 2014 Plan, effective on the date that Eligible Option Awards are canceled pursuant to the Exchange Offer (the “Replacement Grant Date”), at an exercise price equal to the closing sale price of our Class B common stock, as reported on the New York Stock Exchange on the Replacement Grant Date. The New Option Award will be exercisable for shares of our Class B common stock and have a ten-year term. The New Option Award will also have a new vesting schedule and will vest over five years from the Replacement Grant Date, in 60 monthly installments, subject to your continued employment with Castlight. This new vesting schedule will apply even if your Eligible Option Awards are partially or completely vested on the Expiration Date. The New Option Award will be exercisable for shares of Class B common stock, even if your Eligible Option Awards are exercisable for higher-vote Class A common stock (which includes all Eligible Option Awards granted under our 2008 Plan). In addition, the New Option Awards will be granted as ISOs, to the extent permitted by law, and as NSOs, to the extent that they cannot be granted as ISOs. The other terms of the New Option Award will be substantially the same as the Eligible Option Award tendered for exchange under the Option Exchange Program.

If you tender more than one Eligible Option Award, New Option Awards will be granted in exchange on a grant-by-grant basis under the Option Exchange Program. For example, if you tender an Eligible Option Award to purchase 1,000 shares and an Eligible Option Award to purchase 500 shares, you will be entitled to receive two New Option Awards to purchase 1,000 shares of Class B common stock and 500 shares of Class B common Stock, respectively, with a new exercise price as described above.

In addition, if you do elect to exchange an Eligible Option Award, you must exchange the entire option; you may not exchange only part of an Eligible Option Award. For example, if you hold an Eligible Option Award for 4,500 shares, you must exchange all 4,500 option shares, or none of them. You may not exchange 2,500 of the 4,500 option shares (and retain 2,000 option shares).

Q6.    WHAT DO I NEED TO DO TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?

Participation in the Option Exchange Program is voluntary. If you want to participate, you must properly complete and submit an election to exchange one or more of your Eligible Option Awards for New Option Awards on the Offer Website no later than 11:59 p.m., Eastern Time, (8:59 p.m., Pacific Time) on February 24, 2016, or a later date if we extend the Offering Period (the latest such date and time, the “Expiration Date”). If you are not able to submit your election electronically via the Offer Website as a result of the Offer Website being unavailable, you must request a paper election form for all of your Eligible Option Awards and email your completed and signed election form to exchange@castlighthealth.com. Your election must be received by us by 11:59 p.m., Eastern Time, (8:59 p.m., Pacific Time) on February 24, 2016 (or a later date and time if we extend the Offering Period). See The Option Exchange Program-Section 3 (Procedures for Participating in the Option Exchange Program) for a more detailed description of how you can participate in the Option Exchange Program.

You have the right to withdraw any elections that you have made to exchange Eligible Option Awards at any time before the Expiration Date. See Question 13 for a more detailed discussion of your withdrawal rights.

We reserve the right to reject any or all elections made to exchange Eligible Option Awards that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept for exchange those Eligible Option Awards for which you have made a proper and timely election that is not withdrawn. Subject to our rights to extend, terminate and amend the Option Exchange Program, we currently expect that we will accept all such Eligible Option Awards promptly after the Expiration Date.

Q7.    DOES THE OPTION EXCHANGE PROGRAM EXTEND TO ALL OF CASTLIGHT'S OUTSTANDING OPTIONS?

No. The Option Exchange Program applies only to outstanding options granted under the Plans that have exercise prices equal to or greater than $6.76 per share. Restricted Stock Units granted under the 2014 Plan are not eligible to be tendered in the Option Exchange Program.

Q8.    WHY CAN'T I JUST BE GRANTED ADDITIONAL NEW OPTION AWARDS?

A considerable number of our employees have stock options with exercise prices significantly above our current and recent trading prices. This program is intended to retain and incentivize those employees with the New Option Awards that over time may have a greater potential to increase in value compared to their Eligible Option Awards, and thereby better enable us to generate additional value for our stockholders. A grant of additional options (while allowing options with exercise prices significantly above trading prices to remain outstanding) could potentially have a negative impact on our stock price due to dilution, and would reduce the number of shares available for future awards under our 2014 Plan.

Q9.    IF I DECIDE TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, WHAT WILL HAPPEN TO MY CURRENT OPTIONS THAT I ELECT TO TENDER?

If you properly complete and submit an election to exchange one or more of your Eligible Option Awards under the Option Exchange Program through the Offer Website by the Expiration Date, and we accept your Eligible Option Awards for exchange, we will cancel all of your outstanding Eligible Option Awards that you have elected to exchange and replace them with New

Option Awards. Please note that if the Eligible Option Award you tender is an option to purchase Class A common stock under the 2008 Plan, the New Option Award that will be granted to you will be an option to purchase Class B common stock, and this New Option Award will be granted under the 2014 Plan.

Q10.    WHAT IS THE DEADLINE TO ELECT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, AND HOW DO I ELECT TO PARTICIPATE?

The deadline to elect to participate in the Option Exchange Program is 11:59 p.m., Eastern Time, (8:59 p.m., Pacific Time) on February 24, 2016, unless we extend the Offering Period. To participate, you must log on to the Offer Website and properly complete and submit an election to exchange one or more of your Eligible Option Awards before that time. We may, in our discretion, extend the deadline to participate in the Option Exchange Program at any time, but we cannot assure you that the Option Exchange Program will be extended. If we decide to extend the deadline to elect to participate in the Option Exchange Program, we will announce the extension no later than 9:00 a.m., Eastern Time, (6:00 a.m., Pacific Time) on the first business day following the previously scheduled Expiration Date. If we do extend the deadline, you must make your online election before the extended Expiration Date and time.

Q11.    WHAT WILL HAPPEN IF I DO NOT ELECT TO EXCHANGE MY ELIGIBLE OPTION AWARDS BY THE DEADLINE?

If you do not elect to exchange your Eligible Option Awards through the Offer Website by the Expiration Date, then you will not participate in the Option Exchange Program, and all stock options you currently hold will remain unchanged with their original exercise price and original terms.

Q12.    DURING WHAT PERIOD OF TIME MAY I WITHDRAW A PREVIOUS ELECTION TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?

You may withdraw your election to participate in the Option Exchange Program at any time before 11:59 p.m., Eastern Time, (8:59 p.m., Pacific Time) on February 24, 2016, unless we extend the Offering Period, in which case you may withdraw your Eligible Option Awards elected for exchange at any time until the expiration of the extended deadline. To withdraw an election to exchange Eligible Option Awards, on or before 11:59 p.m., Eastern Time, (8:59 p.m., Pacific Time) on February 24, 2016 you must log on to the Offer Website and change your election with respect to the Eligible Option Awards to “No” and submit that new election. Once you have withdrawn your election to tender one or more Eligible Option Awards, you may re-elect to exchange such Eligible Option Awards again prior to the Expiration Date only by following the election procedure described in the answer to Question 6.

Q13.    WHEN WILL I SEE THE RESULTS OF THE EXCHANGE IN MY SCHWAB ACCOUNT?

After you submit your online election, the Eligible Option Awards that you have elected to exchange will continue to appear on the Charles Schwab website at https://www.schwab.com until the Charles Schwab website is updated to reflect the cancellation, which is anticipated to occur promptly following the Expiration Date (but in no event more than ten business days from the Expiration Date).

Q14.    ARE THERE ANY TAX CONSEQUENCES TO MY PARTICIPATING IN THE OPTION EXCHANGE PROGRAM?

If you exchange an Eligible Option Award for a New Option Award under the Option Exchange Program, you will not be required under current tax laws to recognize income for U.S. federal income tax purposes at the time of the exchange or at the Replacement Grant Date. The New Option Awards will be granted as ISOs (“New ISOs”), to the extent permitted by law, and as NSOs to the extent that they cannot be granted as ISOs (“New NSOs”). This means that if you tender an Eligible Option Award that is an NSO, you may receive a New ISO in exchange. Alternatively, if you tender an Eligible Option Award that is an ISO, all or a portion of the New Option Award you receive in exchange may be a New NSO due to certain limits imposed by the Internal Revenue Code, as described below.

If you tender Eligible Option Awards that are ISOs and you receive New ISOs in exchange, please note that the “holding periods” applicable to the New ISOs will re-start on the Replacement Grant Date. In order for the gain upon sale or disposition of the shares received upon exercise of your New ISOs to be taxed at preferential tax rates, you must hold your New ISOs at least two years and a day from the Replacement Grant Date and one year and a day from the date of exercise.

Whether your Eligible Option Awards can be exchanged for New ISOs (rather than New NSOs) depends on satisfaction of

ISO requirements under U.S. tax law. One requirement for options to qualify as ISOs under U.S. tax law is that the value of shares subject to all options granted to you that first become exercisable (i.e., are vested) by you in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is automatically deemed to be an NSO. Based on the $100,000 calendar year ISO rule, the value of shares subject to Eligible Option Awards that are ISOs that you tender in the Exchange Offer that first became or would have become vested at any time in 2016 will be counted towards the $100,000 2016 calendar year ISO limit using the original exercise price applicable to such Eligible Option Award.  Since the New Option Awards will count as if they were a new stock option grant in 2016 for ISO purposes, any new option vesting of the New Option Awards will be counted again under the $100,000 rule in the applicable calendar year using the exercise price of your New Option Award.  As a result, it is possible that by participating in this Exchange Offer, some or all of your New Option Awards will exceed the $100,000 limit and will be treated as NSOs rather than ISOs.  For purposes of calculating the annual $100,000 limit, options are taken into account by their date of grant (with earlier granted options counting first towards the annual $100,000 limitation).

We recommend that you consult your own tax advisor with respect to the federal, state and local or foreign tax consequences of participating in the Option Exchange Program.

Please see Section 13, “Material United States Tax Consequences,” below for more information.

Q15.    HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?

The decision to participate in the Option Exchange Program is each individual employee's personal decision, and it will depend largely on each employee's assumptions about the future overall economic environment, the performance of the overall market and companies in our industry, and the performance of our own business and stock price. We encourage you to speak with your financial, legal or tax advisors as necessary, before deciding whether to participate in the Option Exchange Program. In addition, we strongly urge you to pay particular attention to the sections in this document discussing the tax consequences of participating in the Option Exchange Program.

Q16.    WHAT DOES THE COMPANY, THE BOARD OF DIRECTORS AND THE COMPENSATION AND TALENT COMMITTEE THINK OF THE OPTION EXCHANGE PROGRAM?

Although our Board of Directors and the Compensation and Talent Committee of the Board of Directors have approved the Option Exchange Program, neither we, our Board of Directors nor the Compensation and Talent Committee makes any recommendation as to whether you should participate in the Option Exchange Program. You must make your own decision whether to exchange your Eligible Option Awards.

SPECIFIC QUESTIONS ABOUT THE EXCHANGED OPTIONS

Q17.    HOW DO I FIND OUT THE DETAILS OF MY INDIVIDUAL STOCK OPTION INFORMATION, INCLUDING MY ELIGIBLE OPTION AWARDS?

You can review your Eligible Option Awards by logging onto the Offer Website and clicking “Make / View / Change My Election”. From the Offer Website, you may also submit an election to tender one or more of your Eligible Option Awards before the Expiration Date.

In addition, you can review your individual stock option information, including all of your stock option grants to date and the status of each stock option (including the number of existing stock options that you have, their grant dates, remaining terms, exercise prices, vesting schedules and other information), by logging into your Equity Award Center account online through Charles Schwab at: https://www.schwab.com. Navigate to your Equity Award Center account.

Q18.    WHICH OPTIONS CAN BE EXCHANGED?

Only outstanding and unexercised options that have an exercise price equal to or above $6.76 per share may be tendered for exchange under the Option Exchange Program.

Q19.    CAN I TENDER OPTIONS THAT I HAVE ALREADY EXERCISED?

No. The Option Exchange Program pertains only to outstanding Eligible Option Awards and does not apply in any way to shares purchased upon the exercise of options. If you have exercised an Eligible Option Award in its entirety, that option is no longer outstanding and may not be tendered for exchange under the Option Exchange Program. However, if you have partially exercised an Eligible Option Award, the remaining outstanding unexercised portion of the Eligible Option Award may be tendered for exchange. In addition, if you exercise an Eligible Option Award during the Offering Period, the portion of the Eligible Option Award that you exercised will not be eligible for the Exchange Offer.

Q20.    CAN I ELECT TO EXCHANGE AN ELIGIBLE OPTION AWARD ONLY AS TO CERTAIN SHARES?

No. If you elect to exchange an Eligible Option Award, you must exchange the entire unexercised portion of the option; you may not exchange only part of an Eligible Option Award. For example, if you have an option grant for 4,500 shares, you must exchange all 4,500 option shares, or none of them. You may not exchange 2,500 of the 4,500 option shares (and retain 2,000 option shares). Likewise, if an option grant is partially vested and partially unvested, you cannot elect to exchange only the unvested portion.

Q21.    WILL THE OPTIONS EXCHANGED BE RETURNED TO THE POOL OF SHARES AVAILABLE FOR FUTURE GRANT UNDER THE PLANS?

Yes. The shares of Class A common stock or Class B common stock subject to Eligible Option Awards will be returned to the pool of shares available for future awards under the 2014 Plan as Class B common Stock.

SPECIFIC QUESTIONS ABOUT THE NEW OPTION AWARDS

Q22.    WHAT WILL BE THE SHARE AMOUNT OF THE NEW OPTION AWARDS?

Each Eligible Option Award you tender for exchange under the Option Exchange Program will be exchanged for a New Option Award to purchase one share of Class B common stock.

Q23.    WHAT WILL BE THE EXERCISE PRICE OF THE NEW OPTION AWARDS?

The exercise price of the New Option Awards will equal the closing sale price of our Class B common stock as reported on the New York Stock Exchange on the Expiration Date.

Q24.    WHAT WILL BE THE VESTING SCHEDULE OF THE NEW OPTION AWARDS?

New Option Awards will be subject to a new vesting schedule and will vest over five years from the Replacement Grant Date, in 60 monthly installments. For example, if the Replacement Grant Date is February 24, 2016, 1/60th of the New Option Award will vest on March 24, 2016, and 1/60th of the New Option Award would vest on the 24th day of each month thereafter, subject to your continued employment or service with Castlight, until the New Option Award is fully vested.

This means that you will be required to continue working for us for five years after the Replacement Grant Date to become fully vested in the New Option Award. If your employment terminates for any reason before your New Option Award vests, you will forfeit the unvested portion of the New Option Award, even if the Eligible Option Award that you surrendered in the Option Exchange was partially or fully vested. We are offering the New Option Awards with a new vesting schedule in order to balance the benefits to our Eligible Employees of participating in the Option Exchange Program with the interests of our stockholders in building a motivated, stable team of employees.

Q25.    WILL MY NEW OPTION AWARD BE AN INCENTIVE STOCK OPTION?

Yes, but only to the extent permitted by applicable U.S. tax laws. New Option Awards that cannot be granted as ISOs will be granted as NSOs. Please see Question 14 above and Section 13, “Material United States Tax Consequences,” below for more information.

Q26.    IF THE ELIGIBLE OPTION AWARDS THAT I TENDER ARE STOCK OPTIONS TO PURCHASE CLASS A COMMON STOCK, WILL MY NEW OPTION AWARD BE A STOCK OPTION TO PURCHASE CLASS A COMMON STOCK?

No. If you tender Eligible Option Awards in the Exchange Offer that are options to purchase Class A common stock, the New Option Awards granted in exchange therefore will be options to purchase Class B common stock.

Q27.    WHAT WILL BE THE TERMS AND CONDITIONS OF THE NEW OPTION AWARDS?

The terms and conditions of the New Option Awards will be substantially the same as the Eligible Option Awards tendered in the Exchange Offer except for the following differences. The New Option Award will have a new exercise price equal to the closing sale price of our Class B common stock, as reported on the New York Stock Exchange on the Expiration Date. The New Option Award will also have a new five-year vesting schedule commencing on the Replacement Grant Date, with vesting to occur in 60 monthly installments subject to your continued employment or service at Castlight. If the Eligible Option Award you tender is an option to purchase Class A common stock under the 2008 Plan, the New Option Award that will be granted to you will be an option to purchase Class B common stock, and this New Option Award will be granted under the 2014 Plan. Also, regardless of whether the Eligible Option Awards are ISOs or NSOs, the New Option Awards will be granted as ISOs, to the extent permitted by law, and as NSOs to the extent that they cannot be granted as ISOs.

Q28.     I HAVE AN ELIGIBLE OPTION AWARD THAT IS SPLIT BETWEEN INCENTIVE STOCK OPTIONS AND NONQUALIFIED STOCK OPTIONS BECAUSE MY ORIGINAL GRANT EXCEEDED THE $100,000 LIMIT ON INCENTIVE STOCK OPTIONS. CAN I CANCEL ONE PART OF THIS OPTION BUT NOT THE OTHER?

No. You cannot cancel one part of an Eligible Option Award that has been split into an ISO and an NSO because it is still considered a single option grant. It cannot be separated for purposes of the Option Exchange Program. You must tender all of the shares under that Eligible Option Award, or none of them.

Q29.    WHEN WILL WE GRANT THE NEW OPTION AWARDS?

We will grant the New Option Awards, effective as of the Expiration Date. To ensure that your Eligible Option Award is properly exchanged for a New Option Award, upon the expiration of the Exchange Offer, you will not be able to exercise either your tendered Eligible Option Award or your New Option Award until your Charles Schwab account is updated.

Q30.    WHEN WILL I SEE THE NEW OPTION AWARDS IN MY CHARLES SCHWAB ACCOUNT?

You may view your current Castlight stock options at https://www.schwab.com, using your log on credentials. Your New Option Award(s) will appear promptly following the Expiration Date (but in no event more than ten business days from the Expiration Date).

Q31.    WHAT IS THE EXPECTED TIMELINE OF THE OPTION EXCHANGE PROGRAM?

We currently expect the timeline of the Option Exchange Program to be:

•	January 12, 2016: Offering Period begins;

•	February 24, 2016: Offering Period ends at 11:59 p.m., Eastern Time, (8:59 p.m., Pacific Time) unless extended by us;

•
Effective, February 24, 2016 (or such later date if the Offering Period is extended by us): Eligible Option Awards that are tendered for exchange will be canceled and your account with Charles Schwab will be updated promptly following the Expiration Date (but in no event more than ten business days from the Expiration Date); and

•
February 24, 2016 (or such later date if the Offering Period is extended by us): Exercise price of New Option Awards is determined based on the last reported sale price per share of Castlight's Class B common stock on the New York Stock Exchange.

Q32.    WILL THE OPTION EXCHANGE PROGRAM IMPACT MY VOTING POWER?

Potentially, yes. If the Eligible Option Award you tender for exchange under the Option Exchange Program is an option to purchase Class A common stock (which includes all Eligible Option Awards granted under the 2008 Plan), then the New Option Award you are granted will be for Class B common stock under the 2014 Plan. Our Class A common stock has ten votes per share in certain circumstances pertaining to change in control, the sale of all or substantially all of our assets and liquidation matters, and on all matters if and when any individual, entity or “group” (as such term is used in Regulation 13D of the Securities Exchange Act of 1934, as amended) has, or has publicly disclosed (through a press release or a filing with the Securities and Exchange Commission) an intent to have, beneficial ownership of 30% or more of the number of outstanding shares of our Class A common stock and Class B common stock, combined. Our Class B common stock has one vote per share in all circumstances. Accordingly, for holders of such Eligible Option Awards, a share that you purchase under your New Option Award will entitle you to fewer votes in such circumstances than a share that you could have purchased under your Eligible Option Award. Please note, however, that unexercised options do not have any voting power.

RISK FACTORS RELATED TO THE OPTION EXCHANGE PROGRAM

Participation in the Option Exchange Program involves a number of potential risks and uncertainties, including the material risks described below. You should carefully read and consider the risks set forth in this section and in the documents incorporated by reference in this document, and we encourage you to speak with your financial, legal or tax advisors as necessary, before deciding whether to participate in the Option Exchange Program. The following discussion should be read in conjunction with the financial information attached as Schedule A, as well as our financial statements included in our most recent Form 10-K and Form 10-Q. In addition, we strongly urge you to read the sections in this document discussing the tax consequences of participating in the Option Exchange Program.

Risks Related to the Option Exchange Program

The New Option Awards will be subject to a new vesting schedule. This means that if your employment with us terminates during the new vesting period, you might have fewer vested shares than if you had not participated in the Option Exchange Program.

If you elect to participate in the Option Exchange Program, each New Option Award issued to you will be subject to a five-year vesting schedule, commencing on the Replacement Grant Date. This means that you will be required to continue working for us for five years after the date on which your New Option Award is granted to be fully vested in the New Option Award. If your employment terminates before your New Option Award vests, you will forfeit the unvested portion of the New Option Award, even if your surrendered Eligible Option Award was partially or fully vested.

You should carefully consider the current vesting of your Eligible Option Awards, compared to the benefit of a new option that may have a lower exercise price, have a longer vesting period, and, if your Eligible Option Award is exercisable for Class A common stock, your New Option Award will be exercisable for shares of Class B common stock and will decrease your potential voting power in certain instances.

If you are subject to foreign tax laws, even if you are a resident of the United States, there may be tax and social insurance consequences for participating in this Exchange Offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisors to discuss these consequences.

Risks Related to Our Business

Our business is subject to many risks and uncertainties, which may affect our future financial performance. These risks include, among others:

•	We have a history of significant losses, which we expect to continue, and we may never achieve or sustain profitability in the future;

•	Our operating results may fluctuate significantly, which could adversely impact the value of our Class B common stock;

•
The market for our product offering is immature and volatile, and if it does not develop, if it develops more slowly than we expect, or if our product offering does not drive employee engagement, the growth of our business will be harmed;

•
If our existing customers do not continue or renew their agreements with us, renew at lower fee levels or decline to purchase additional applications and services from us, our business and operating results will suffer;

•	A significant portion of our revenue comes from a limited number of customers, the loss of which would adversely affect our financial results;

•
We are investing in and expect to increasingly rely on channel partners for a portion of our sales, and if our channel partner relationships are unsuccessful then our sales results will be adversely affected and the growth of our business will be harmed;

•	Our ability to deliver our full offering to customers depends in substantial part on our ability to access pricing and claims data managed by a limited number of health plans and other third parties;

•
We incur significant upfront costs in our customer relationships, and if we are unable to maintain and grow these customer relationships over time, we are likely to fail to recover these costs and our operating results will suffer;

•
The health care industry is heavily regulated. Our failure to comply with regulatory requirements could create liability for us, result in adverse publicity and otherwise negatively affect our business;

•	If we fail to manage our rapid growth effectively, our expenses could increase more than expected, our revenue may not increase and we may be unable to implement our business strategy; and

•
If our security measures are breached and unauthorized access to a customer’s data are obtained, our offering may be perceived as insecure, we may incur significant liabilities, our reputation may be harmed and we could lose sales and customers.

You should carefully review “Part II, Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the period ended September 30, 2015 filed with the SEC on November 4, 2015, which is incorporated by reference into this Offer to Exchange, before making a decision on whether or not to tender your Eligible Option Awards.

INTRODUCTION

Castlight Health, Inc. is offering to Eligible Employees the right to exchange all outstanding options to purchase shares of our Class A common stock and Class B common stock having an exercise price equal to or greater than $6.76 per share granted under the Plans for a new option that will be granted under the 2014 Plan to purchase one share of Class B common for each share of such Eligible Option Award. The New Option Awards will be granted as ISOs, to the extent permitted by law, and as NSOs to the extent that they cannot be granted as ISOs. Our Chief Executive Officer, our Chief Financial Officer & Chief Operating Officer, and members of our Board of Directors are not eligible to participate in our Option Exchange Program.

The Option Exchange Program is not conditioned upon a minimum number of options being elected for exchange.

If you elect to exchange all or some of your Eligible Option Awards as described in the Offer to Exchange and if your Eligible Option Award(s) are accepted for exchange, each Eligible Option Award so tendered will be canceled and you will be granted a New Option Award to purchase one share of Class B common stock, under a new option agreement between you and us, for each share subject to an Eligible Option Award.

Some key features of the New Option Awards will include:

•	Each New Option Award will cover one share of Class B common Stock for each share subject to the Eligible Option Award;

•	The exercise price of the New Option Awards will equal the closing sale price of our Class B common stock as reported on the New York Stock Exchange on the Replacement Grant Date;

•	The New Option Awards will be ISOs, to the extent permitted by law, and otherwise be NSOs;

•
The New Option Awards will be subject to a new vesting schedule and will vest over five years from the Replacement Grant Date, in 60 monthly installments, subject to your continued employment with Castlight. This new vesting schedule will apply to your New Option Award even if your Eligible Option Awards are partially or completely vested on the Expiration Date;

•	The New Option Awards will have a ten year term;

•
The New Option Awards will be exercisable for shares of Class B common stock, even if your Eligible Option Awards are exercisable for higher-vote Class A common stock (which includes all Eligible Option Awards granted under the 2008 Plan); and

•	The other terms and conditions of the New Option Awards will be substantially similar to those of the canceled Eligible Option Awards.

To receive a New Option Award, you must be continuously employed with us through the Replacement Grant Date. Your election to participate in the Option Exchange Program does not in any way change your status as an at-will employee.

We are implementing the Option Exchange Program to provide our employees with the opportunity to hold options that over time may have a greater potential to increase in value, which we hope will improve our ability to retain our employees and thereby better enable us to generate additional value for our current stockholders. A considerable number of our employees have stock options, whether or not they are currently exercisable, with exercise prices significantly above our current and recent trading prices. We are offering the Option Exchange Program on a voluntary basis to allow our Eligible Employees to choose whether to keep their Eligible Option Awards at their current exercise prices, or to exchange those options for New Option Awards. The shares of Class A common stock and Class B common stock subject to those Eligible Option Awards canceled pursuant to the Option Exchange Program will be returned to the pool of shares available for future awards under our 2014 Plan as Class B common stock.

As of January 7, 2016, options to purchase 853,313 shares of our Class A common stock and options to purchase 2,027,700 shares of our Class B common stock were eligible for exchange under the Option Exchange Program.

THE OPTION EXCHANGE PROGRAM

1.    NUMBER OF OPTIONS; EXPIRATION DATE.
Upon the terms and subject to the conditions of this Offer to Exchange, we will exchange all outstanding Eligible Option

Awards that are properly tendered for exchange and not withdrawn in accordance with Section 4 before the “Expiration Date,” as defined below, for new stock options to purchase Class B common stock under the 2014 Plan at an exercise price per share equal to the closing trading price of our Class B common stock, as reported on The New York Stock Exchange on the Expiration Date. The New Option Awards will be granted as ISOs, to the extent permitted by law, and as NSOs to the extent that they cannot be granted as ISOs.

For each Eligible Option Award properly tendered by you and accepted for exchange by us, you will be entitled to receive a New Option Award to purchase one share of Class B common stock for each share subject to an Eligible Option Award. The New Option Award will be subject to the terms of the 2014 Plan, as applicable, pursuant to a new option agreement between us and you.

Any Eligible Employee employed with us continuously during the period beginning on January 12, 2016 and ending on the Expiration Date and who holds outstanding stock options granted under the Plans with exercise prices equal to or above $6.76 per share is eligible to participate in the Option Exchange Program. Our Chief Executive Officer, our Chief Financial Officer & Chief Operating Officer, and directors are not eligible to participate in the Option Exchange Program.

If you wish to participate in the Option Exchange Program, you may elect to exchange any of your Eligible Option Awards. If you elect to exchange an Eligible Option Award, it must be tendered as to all shares that are outstanding under the Eligible Option Award. An option cannot be partially tendered under the Option Exchange Program.

The term “Expiration Date” means 11:59 p.m., Eastern Time, (8:59 p.m., Pacific Time) on February 24, 2016, unless and until we, in our discretion, have extended the period of time during which you may elect to participate in the Option Exchange Program, in which event the term “Expiration Date” refers to the latest time and date on which your right to participate, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the Expiration Date.

2.    PURPOSE OF THE OPTION EXCHANGE PROGRAM.
We are implementing the Option Exchange Program to provide our Eligible Employees with the opportunity to hold options that over time may have a greater potential to increase in value, which we hope will improve our ability to retain our Eligible Employees and thereby enable us to generate additional value for our current stockholders.

CONSIDERING THE RISKS ASSOCIATED WITH THE VOLATILE AND UNPREDICTABLE NATURE OF THE STOCK MARKET, AND OUR INDUSTRY IN PARTICULAR, THERE IS NO GUARANTEE THAT THE CLOSING SALE PRICE OF OUR CLASS B COMMON STOCK ON THE EXPIRATION DATE (AND THEREFORE THE EXERCISE PRICE OF ANY NEW OPTION AWARD) WILL BE LESS THAN OR EQUAL TO THE EXERCISE PRICE OF YOUR EXISTING ELIGIBLE OPTION AWARD, OR THAT YOUR NEW OPTION AWARD WILL INCREASE IN VALUE OVER TIME.

Neither we, our Board of Directors nor the Compensation and Talent Committee makes any recommendation as to whether you should elect to participate in the Option Exchange Program, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and all related documents included as part of the Tender Offer Statement on Schedule TO filed with the SEC on January 12, 2016 and to consult your own investment and tax advisors. You must make your own decision whether to elect to participate in the Option Exchange Program.

3.     PROCEDURES FOR PARTICIPATING IN THE OPTION EXCHANGE PROGRAM.

Proper Exchange of Options

If you wish to exchange your Eligible Option Award for a New Option Award in the Option Exchange Program, you must properly complete and submit your election to us through our secure Option Exchange Program website at https://castlighthealth.equitybenefits.com (the “Offer Website”) on or before 11:59 p.m., Eastern Time, (8:59 p.m., Pacific Time) on February 24, 2016, unless we extend the Offering Period. If you do not submit your election by such time and date, you will be deemed to have rejected the Exchange Offer. If you are not able to submit your election electronically via the Offer Website as a result of the Offer Website being unavailable, you must request a paper election form for all of your Eligible Option Awards and email your completed and signed election form to exchange@castlighthealth.com. Your election must be received by us by 11:59 p.m., Eastern Time, (8:59 p.m., Pacific Time) on February 24, 2016 (or a later date and time if we extend the Offering Period).

Elections not received by us by 11:59 p.m., Eastern Time, (8:59 p.m., Pacific Time) on February 24, 2016, even if made or sent prior to the Expiration Date, will be disregarded. If you choose to not participate in the Option Exchange Program, you do not need to do anything, and your Eligible Option Awards will continue to remain subject to their existing terms and conditions.

You have the right to withdraw any Eligible Option Awards that you have elected to exchange at any time before 11:59 p.m., Eastern Time, (8:59 p.m., Pacific Time) on February 24, 2016. If we extend the time during which you may elect to participate in the Option Exchange Program (which we may or may not do), you have the right to withdraw these Eligible Option Awards at any time until the extended period expires. See Section 4 for a description of your withdrawal rights.

If you do not make an election on the Offer Website by the Expiration Date, then you will not participate in the Option Exchange Program, and all stock options you currently hold will remain unchanged at their original exercise price and terms.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects

We will determine, in our discretion, all questions as to form of documents and the validity, eligibility, including time of receipt, and acceptance of any election to participate in the Option Exchange Program. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to participate in the Option Exchange Program that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept all properly and timely tendered Eligible Option Awards that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Option Exchange Program (described in Section 6 below) globally or to waive any defect or irregularity in any election with respect to any particular Eligible Option Awards or any particular option holder. No election to participate in the Option Exchange Program will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes An Agreement

Your election to participate in the Option Exchange Program pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Option Exchange Program. OUR ACCEPTANCE FOR CANCELLATION OF THE ELIGIBLE OPTION AWARDS THAT YOU ELECT TO EXCHANGE PURSUANT TO THE OPTION EXCHANGE PROGRAM WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OPTION EXCHANGE PROGRAM.

Subject to our rights to extend, terminate and amend the Option Exchange Program, we currently expect that we will accept promptly after the Expiration Date all properly tendered Eligible Option Awards that have not been validly withdrawn.

4.     WITHDRAWAL RIGHTS.

You may withdraw the Eligible Option Awards you have elected to exchange only if you comply with the provisions of this Section 4.

You have the right to withdraw the Eligible Option Awards you have elected to exchange at anytime before 11:59 p.m., Eastern Time, (8:59 p.m., Pacific Time) on February 24, 2016. If we extend the time during which you may elect to participate in the Option Exchange Program, you have the right to withdraw these options at any time until the extended period expires. In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, due to certain requirements under U.S. securities laws, if we have not accepted your tendered Eligible Option Award(s) by 11:59 p.m., Eastern Time, (8:59 p.m., Pacific Time) on March 9, 2016 (which is the 40th business day following the commencement of the offer), you may withdraw your options at any time thereafter but prior to our acceptance.

To validly withdraw Eligible Option Awards, except as provided below, you must log on to the Offer Website and properly complete and submit before the Expiration Date a new election in which you do not elect to exchange the Eligible Option Awards that you wish to withdraw. If you are not able to submit your withdrawal election electronically via the Offer Website as a result of technical failures of the Offer Website, please follow the procedure described in Section 3 for submitting a paper election form. The paper election form serves as a withdrawal form.

You may not rescind any withdrawal, and any Eligible Option Awards that you withdraw will thereafter be deemed not properly elected for participation in the Option Exchange Program, unless you properly re-elect to tender those options before the Expiration Date by following the procedures described in Section 3.

Neither Castlight nor any other person is obligated to give notice of any defects or irregularities in any submission through the Offer Website or in any paper election form used to withdraw your election to participate in the Option Exchange Program, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal submissions. Our determination of these matters will be final and binding.

5.     ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTION AWARDS.

Upon the terms and subject to the conditions of the Option Exchange Program and promptly following the Expiration Date, we will accept for exchange and cancel Eligible Option Awards properly tendered for exchange and not validly withdrawn before the Expiration Date. If your Eligible Option Awards are properly elected for exchange and accepted for exchange by 11:59 p.m., Eastern Time, (8:59 p.m., Pacific Time) on February 24, 2016 and you are an Eligible Employee on the Replacement Grant Date, you will be granted, effective on the date the Eligible Option Awards are accepted for exchange and canceled (i.e., the Replacement Grant Date), a New Option Award for each Eligible Option Award so accepted and canceled under the Option Exchange Program. If we extend the date by which we must accept and cancel Eligible Option Awards properly elected for exchange, New Option Awards will be granted, effective on the Replacement Grant Date, which is the date we cancel the Eligible Option Awards accepted for exchange. Promptly following the Expiration Date and the Replacement Grant Date (but in no event more than ten business days from such dates), your account with Charles Schwab will reflect the cancellation of each of your Eligible Option Awards that was accepted and the grant of each New Option Award. Upon the expiration of the Exchange Offer, you will not be able to exercise either your tendered Eligible Option Award or your New Option Award until your Charles Schwab account is updated.

6.     CONDITIONS OF THE OPTION EXCHANGE PROGRAM.

Notwithstanding any other provision of the Option Exchange Program, we will not be required to accept any Eligible Option Awards elected for exchange, and we may terminate or amend the Option Exchange Program, or postpone our acceptance and cancellation of any options elected for exchange, in each case, subject to certain limitations, if at any time on or after the commencement of the Option Exchange Program and prior to the Expiration Date any of the following events has occurred, or has been determined by us in our reasonable judgment to have occurred:

•
there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Option Exchange Program, the acquisition of some or all of the Eligible Option Awards elected for exchange pursuant to the Option Exchange Program, the issuance of New Option Awards, or otherwise relates in any manner to the Option Exchange Program or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Castlight, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Option Exchange Program to us;

•
there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Option Exchange Program or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

◦
make the acceptance for exchange of, or issuance of New Option Awards for, some or all of the Eligible Option Awards elected for exchange illegal or otherwise restrict or prohibit completion of the Option Exchange Program or otherwise relates in any manner to the Option Exchange Program;

◦	delay or restrict our ability, or render us unable, to accept for exchange, or issue New Option Awards for, some or all of the Eligible Option Awards elected for exchange;

◦	materially impair the contemplated benefits of the Option Exchange Program to us; or

◦
materially and adversely affect the business, condition (financial or other), income, operations or prospects of Castlight, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Option Exchange Program to us;

•	there has occurred:

◦	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

◦	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

◦	the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

◦	any change in the general political, market, economic or financial conditions in the United States or abroad that could reasonably be expected to have a material adverse effect on the business, condition (financial or other), operations or prospects of Castlight or that, in our reasonable judgment, makes it inadvisable to proceed with the Option Exchange Program; or

◦	in the case of any of the foregoing existing at the time of the commencement of the Option Exchange Program, a material acceleration or worsening thereof;

•
a tender or exchange offer with respect to some or all of our stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

◦
any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Class B common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Class B common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date;

◦
any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Class B common stock;

◦
any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us; or

◦
any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Castlight that, in our reasonable judgment, is or may be material to Castlight.

The conditions to the Option Exchange Program are for our benefit. We may assert them in our discretion prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Option Exchange Program. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons, although participants in the Option Exchange Program may challenge our determination in a court of competent jurisdiction. If we become aware that a condition to the Option Exchange Program is triggered, we will promptly notify Eligible Employees whether or not we have decided to waive such condition. Should we choose to waive a particular right, we may not reassert that particular right again in this Exchange Offer.

7.     PRICE RANGE OF CLASS B COMMON STOCK UNDERLYING THE OPTIONS.

Our Class B common stock has been quoted on the New York Stock Exchange under the symbol “CSLT” since our initial public offering on March 14, 2014. The following table presents the high and low sales prices per share of our Class B common stock for the periods indicated, as reported by The New York Stock Exchange:

	High	Low
Year Ended December 31, 2016
First Quarter (through January 7, 2016)	$4.18	$3.49
Year Ended December 31, 2015
Fourth Quarter	5.39	3.59
Third Quarter	8.42	4.02
Second Quarter	10.36	6.96
First Quarter	11.99	6.52

Year Ended December 31, 2014
Fourth Quarter	$13.44	$10.76
Third Quarter	16.50	10.56
Second Quarter	24.95	10.05
First Quarter (from March 14, 2014)	41.95	20.40

The last reported sale price of our Class B common stock on January 7, 2016 was $3.62. We recommend that you obtain current market quotations for our Class B common stock, among other factors, before deciding whether or not to tender your Eligible Option Awards for exchange. As of January 7, 2016, there were approximately 57 stockholders of record of our Class A common stock and 8 stockholders of record of our Class B common stock. The actual number of stockholders is greater than this number of stockholders of record, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of stockholders of record also does not include stockholders whose shares may be held in trust by other entities.

8.     SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTION AWARDS.

Consideration. As of January 7, 2016, there were outstanding Eligible Option Awards held by 132 Eligible Employees, to purchase an aggregate of 2,881,013 shares of our Class A common stock and Class B common stock, with a weighted average exercise price of $10.94 per share, of which 853,313 shares of Class A common stock were issued under our 2008 Plan and 2,027,700 shares of Class B common stock were issued under our 2014 Plan. Assuming all Eligible Option Awards are tendered in the Exchange Offer, New Option Awards covering a maximum number of 2,881,013 shares will be granted. We will grant the New Option Awards under the 2014 Plan in exchange for outstanding Eligible Option Awards properly tendered and accepted for exchange by us. The number of shares of Class B common stock subject to New Option Awards to be granted to each option holder will be equal to one share for each share subject to the Eligible Option Award. The shares subject to Eligible Option Awards canceled pursuant to the Option Exchange Program will be retired and will be returned to the pool of shares available for grants of New Option Awards under the 2014 Plan as Class B common stock.

Terms of New Option Awards. The New Option Awards will be granted under the 2014 Plan and subject to the terms thereof. Some key features of the New Option Awards will include:

•	Each New Option Awards will cover one share of Class B common Stock for each share subject to the Eligible Option Award;

•	The exercise price of the New Option Awards will equal the closing sale price of our Class B common stock as reported on the New York Stock Exchange on the Replacement Grant Date;

•	The New Option Awards will be ISOs, to the extent permitted by law, and otherwise be NSOs;

•
The New Option Awards will be subject to a new vesting schedule and will vest over five years from the Replacement Grant Date, in 60 monthly installments, subject to your continued employment or service with Castlight. This new vesting schedule will apply to your New Option Award even if your Eligible Option Awards are partially or completely vested on the Expiration Date;

•	Each New Option Award will have a ten-year term;

•
Each New Option Award will be exercisable for shares of Class B common stock, even if your Eligible Option Awards are exercisable for higher-vote Class A common stock (which includes all Eligible Option Awards granted under the 2008 Plan); and

•	The other terms and conditions of the New Option Awards will be substantially similar to those of the canceled Eligible Option Awards.

The terms and conditions of current options outstanding under the Plans are set forth in the respective Plans and the stock option agreement you entered into in connection with the grant. The terms and conditions of the Plans are summarized in the applicable prospectuses prepared by us and previously distributed to you.

Important Note: The statements in this Offer to Exchange concerning the Plans, the Eligible Option Awards and the New Option Awards are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Plans and the form of stock option agreement under the Plans. Please contact exchange@castlighthealth.com to receive a copy of the Plans, prospectuses or forms of stock option agreements. We will promptly furnish you copies of these documents at our expense.

9.     INFORMATION CONCERNING CASTLIGHT.

Background

Castlight is a pioneer in a new category of cloud-based software that enables enterprises to understand and manage health care spending as a strategic business investment, and help employees and their families make more informed medical decisions based on factors such as cost, quality and patient experience. Our Enterprise Healthcare Management solutions allow our customers to conquer the complexity of the existing health care system by providing personalized, actionable information to their employees, implementing technology-enabled benefit designs and integrating disparate systems and applications. Our comprehensive technology offering aggregates complex, large-scale data and applies sophisticated analytics to make health care data transparent and useful.

We were incorporated in Delaware in January 2008 as Maria Health, Inc. In July 2009, we changed our name to Ventana Health Services, Inc. In April 2010, we changed our name to Castlight, Inc., and then subsequently changed our name to Castlight Health, Inc. We completed our initial public offering of Class B common stock in March 2014.

Financial Information

Our principal executive offices are located at Two Rincon Center, 121 Spear Street, Suite 300, San Francisco, CA 94105, and our telephone number is (415) 829-1400. Questions regarding this offer should be directed to Stock Administration by email to exchange@castlighthealth.com.

The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K, for the fiscal year ended December 31, 2014, and quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2015, are incorporated herein by reference. Please see Section 16 of this Offer to Exchange titled, “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Our book value per share was $1.39 on September 30, 2015 (book value per share is calculated as total stockholders' equity as of September 30, 2015 divided by the number of shares of our common stock outstanding on that date).

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes and minority interest plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and issuance costs on all indebtedness, the estimated portion of rental expense deemed by Castlight to be representative of the interest factor of rental payments under operating leases.

	Year Ended December 31,		Nine Months Ended September 30,
	2013	2014	2015
Ratio of earnings to fixed charges (1)	—	—	—
(1)   For the purposes of computing ratio of earnings to fixed charges, earnings consist of loss before income taxes plus fixed charges. Fixed charges consist of interest charges and that portion of rental payments under operating leases we believe to be representative of interest. We had a net loss for the nine months ended September 30, 2015 and the years 2014 and 2013; therefore, the calculation of our ratio of earnings to fixed charges of such periods is not applicable.

Attached as Schedule A to this Offer to Exchange is a summary of our financial information from our annual report on Form 10-K for our fiscal year ended December 31, 2014, and from our quarterly report on Form 10-Q for the period ended September 30, 2015. For more information about us, please refer to our Annual Report on Form 10-K for the year ended December 31, 2014 and our other SEC filings. We recommend that you review materials that we have filed with the SEC before deciding whether or not to tender your Eligible Option Awards. We will also provide you without charge, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 “Additional Information” below for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

Additional Considerations

In deciding whether to participate in the Option Exchange Program, you should know that we continually evaluate and explore strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions. From time to time, we also engage in discussions and negotiations with potential candidates for management or director positions with Castlight or with existing members of management for changes in positions, responsibilities or compensation, such as the previously announced transition of our Chief Financial Officer into the additional role of Chief Operating Officer. We grant options in the ordinary course of business to our current and new employees, including our executive officers. Our employees, including our executive officers, from time to time acquire or dispose of our securities. Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our SEC filings, we have no plans or proposals that relate to or would result in:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving us;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•
any change in our present Board of Directors or executive management team, including any plans to change the number or term of our directors or to fill any existing board vacancies or to change the material terms of any executive officer’s employment;

•	any other material change in our corporate structure or business;

•	our Class B common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our Class B common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•
the acquisition by any person of any of our securities or the disposition of any of our securities (other than as a result of the exercise of stock options or purchases made under our employee stock purchase plan); or

•	any changes in our certificate of incorporation, bylaws or other governing instruments or any actions that could impede a third-party from acquiring control of us.

10.     INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS OR ARRANGEMENTS CONCERNING ELIGIBLE OPTION AWARDS; AGREEMENTS INVOLVING CASTLIGHT’S SECURITIES.

Our Directors and Executive Officers

The directors and executive officers of Castlight Health, Inc. and their respective positions as of January 7, 2016 are set forth in the following table:

Giovanni M. Colella	Chief Executive Officer, Co-Founder and Director
John C. Doyle	Chief Financial Officer & Chief Operating Officer
Jonathan Rende	Chief Research and Development Officer
Jennifer W. Chaloemtiarana	General Counsel & Corporate Secretary
John McCracken	Senior Vice President, Worldwide Sales
Bryan Roberts	Chairman
Ann Lamont	Director
David Ebersman	Director
Ed Park	Director
David B. Singer	Director
S. Steven Singh	Director

The address of each director and executive officer is c/o Castlight Health, Inc., Two Rincon Center, 121 Spear Street, Suite 300, San Francisco, CA 94105 and the telephone number is (415) 829-1400.

Our Directors, our Chief Executive Officer and our Chief Financial Officer & Chief Operating Officer are not eligible to participate in the Stock Option Exchange Program. As of January 7, 2016, our executive officers and directors (11 persons) as a group held outstanding options to purchase a total of 1,177,473 shares of our Class A common stock and 1,475,000 shares of our Class B common stock under our equity compensation plans, representing approximately 28.25% of the total shares of Class A and Class B common stock subject to all outstanding options under our equity compensation plans as of that date. As of January 7, 2016, our executive officers, other than our Chief Executive Officer and our Chief Financial Officer & Chief Operating Officer, who are Eligible Employees (3 persons), as a group held outstanding options to purchase a total of 0 shares of our Class A common stock and 625,000 shares of our Class B common stock under our equity compensation plans, representing approximately 21.69% of the Eligible Option Awards as of that date.

 Neither we, nor any member of our Board of Directors, nor any of our executive officers, nor any affiliate of ours, engaged in transactions involving Eligible Option Awards during the 60 days prior to the date of this Option Exchange Program.

Agreements Involving Castlight’s Securities

Investors’ Rights Agreement. We are a party to an investors’ rights agreement with certain of our investors, pursuant to which we have granted those persons or entities the right to register shares of common stock held by them under the Securities Act of 1933, as amended, or the Securities Act. Holders of these rights are entitled to demand that we register their shares of common stock under the Securities Act so long as certain conditions are satisfied and require us to include their shares of common stock in future registration statements that may be filed, either for our own account or for the account of other security holders exercising registration rights. In addition, after an initial public offering, these holders have the right to request that their shares of common stock be registered on a Form S-3 registration statement so long as certain conditions are satisfied and the anticipated aggregate sales price of the registered shares as of the date of filing of the Form S-3 registration statement is at least $1 million. The foregoing registration rights are subject to various conditions and limitations, including the right of underwriters of an offering to limit the number of registrable securities that may be included in an offering. The registration rights terminate as to any particular shares on the date on which the holder sells such shares to the public in a registered offering or pursuant to Rule 144 under the Securities Act. We are generally required to bear all of the expenses of these registrations, except underwriting commissions, selling discounts and transfer taxes.

We are not obligated under the registration rights agreement to transfer consideration, whether in cash, equity instruments, or adjustments to the terms of the financial instruments that are subject to the registration payment arrangement, to the investors, if the registration statement is not declared effective within the specified time or if effectiveness of the registration statement is not maintained.

11.     STATUS OF OPTIONS ACQUIRED BY US IN THE OPTION EXCHANGE PROGRAM; ACCOUNTING CONSEQUENCES OF THE OPTION EXCHANGE PROGRAM.

The shares of Class B common stock subject to Eligible Option Awards that were granted under the 2014 Plan which are exchanged pursuant to the Option Exchange Program will be returned to the pool of shares available for future awards under the 2014 Plan. Additionally, since we no longer grant options under the 2008 Plan, any shares of Class A common stock subject to Eligible Option Awards that were granted under the 2008 Plan which are exchanged pursuant to the Option Exchange Program will be canceled and will be added to the shares of Class B common stock reserved for issuance under the 2014 Plan.

We account for share-based payments in accordance with Accounting Standards Codification 718 (“ASC 718”). Under ASC 718, we will recognize incremental compensation expense, if any, resulting from the New Option Awards granted pursuant to the Exchange Offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of the New Option Awards granted in exchange for the Eligible Option Awards tendered in the Option Exchange Program, measured as of the Replacement Grant Date, over the fair value of the Eligible Option Awards tendered in the Option Exchange Program, measured immediately prior to the cancellation thereof. Any incremental compensation expense related to the New Option Awards granted in the Option Exchange Program will be recognized ratably over the vesting period of the New Option Awards. In the event that any of the New Option Awards are forfeited prior to their vesting due to termination of service, any incremental compensation expense of the forfeited exchange and New Option Awards will not be recognized.

The amount of this charge will depend on a number of factors, including:

•	The exercise price per share of the New Option Awards issued in the Exchange Offer;

•	The level of participation by Eligible Employees in the Exchange Offer; and

•	The exercise price per share of Eligible Option Awards canceled in the Exchange Offer.

Since these factors cannot be predicted with any certainty at this time and will not be known until the Expiration Date, we cannot predict the exact amount of the charge that will result from the Exchange Offer.

12.     LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any material pending or threatened legal actions or proceedings relating to the Option Exchange Program. We are not aware of any margin requirements or anti-trust laws applicable to this Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Exchange Offer or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in this document. If any other approval or action should be required, we presently intend to seek that approval or take that action. This could require us to delay our acceptance of the Eligible Option Awards tendered by you to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Exchange Offer to accept Eligible Option Awards tendered for exchange and to issue New Option Awards is subject to satisfaction or waiver of the conditions described in Section 6.

13.     MATERIAL UNITED STATES TAX CONSEQUENCES.

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of the material U.S. federal tax consequences of the exchange of Eligible Option Awards under the Option Exchange Program. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of this Offer to Exchange, any of which may change. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances. We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in this Exchange Offer.

If you exchange Eligible Option Awards for New Option Awards, you will not be required to recognize income for federal tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

On the Replacement Grant Date of the New Option Awards, you will not be required to recognize additional income for federal tax purposes.

The New Option Awards will be granted as ISOs (“New ISOs”), to the extent permitted by law, and as NSOs to the extent that they cannot be granted as ISOs (“New NSOs”). This means that if you tender an Eligible Option Award that is an NSO, you may receive a New ISO in exchange. Alternatively, if you tender an Eligible Option Award that is an ISO, all or a portion of the New Option Award you receive in exchange may be a New NSO due to certain limits imposed by the Internal Revenue Code, as described.

If you tender an Eligible Option Award that is an ISO and you receive a New ISO in exchange, please note that the “holding periods” applicable to the New ISO will re-start on the Replacement Grant Date. In order for the gain upon sale or disposition of the shares received upon exercise of your New ISO to be taxed at preferential tax rates, you must hold your New ISO at least two years and a day from the date of grant (i.e., the Replacement Grant Date) and one year and a day from the date of exercise.

Whether your Eligible Option Awards can be exchanged for New ISOs (rather than New NSOs) depends on satisfaction of ISO requirements under U.S. tax law. One requirement for options to qualify as ISOs under U.S. tax law is that the value of shares subject to all options granted to you that first become exercisable (i.e., are vested) by you in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is automatically deemed to be an NSO. Based on the $100,000 calendar year ISO rule, the value of shares subject to Eligible Option Awards that are ISOs that you tender in the Exchange Offer that first became or would have become vested at any time in 2016 will be counted towards the $100,000 2016 calendar year ISO limit using the original exercise price applicable to such Eligible Option Award.  As a result, it is possible that by participating in this Exchange Offer, some or all of your New Option Awards will exceed the $100,000 limit and will be treated as NSOs rather than ISOs.  For purposes of calculating the annual $100,000 limit, options are taken into account by their date of grant (with earlier granted options counting first towards the annual $100,000 limitation).

U.S. Federal Tax Consequences of Incentive Stock Options.

Under current law, if you were granted an option that is an ISO, you would not have recognized income when the ISO was granted to you and will incur no tax upon exercise of an ISO unless you are subject to the alternative minimum tax (“AMT”). If you hold the shares purchased upon exercise of the ISO (the “ISO Shares”) for more than one year after the date the option was exercised and for more than two years after the option was granted, you generally will realize capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

If you dispose of the ISO Shares before the expiration of either required holding period (a “disqualifying disposition”), then any gain realized upon such disposition, up to the difference between the option exercise price and the fair market value of the ISO Shares on the later of the date of vesting or the date of exercise (or, if less, the amount realized on a sale of such ISO Shares), will be treated as ordinary income. Any additional gain will be capital gain, taxed at a rate that depends upon the amount of time the ISO Shares were held by you.

The difference between the exercise price and the fair market value of vested ISO Shares on the date of exercise is an adjustment to income for purposes of the AMT.

U.S. Federal Tax Consequences of Nonqualified Stock Options.

Under current law, you will not realize taxable income upon the grant of an NSO. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you.

The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of an NSO if the holder is or was employed by us. We will require any such holder to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our Class B common stock.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

14.     EXTENSION OF OPTION EXCHANGE PROGRAM; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the Expiration Date and thereby delay the acceptance for exchange of any Eligible Option Awards by giving written notice of such extension to the Eligible Employees.

We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date, to terminate or amend the Option Exchange Program and to postpone our acceptance and cancellation of any Eligible Option Awards elected for exchange upon the occurrence of any of the conditions specified in Section 6, by giving written notice of such termination or postponement to the option holders. Notwithstanding the foregoing, in the event of termination or withdrawal of the Option Exchange Program, we will not cancel the Eligible Option Awards elected for exchange and such Eligible Option Award will remain outstanding, subject to its terms.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the Option Exchange Program in any respect. Amendments to the Option Exchange Program may be made at any time and from time to time. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern Time, (6:00 a.m., Pacific Time) on the business day following the last previously scheduled or announced Expiration Date. Any amendment of the Option Exchange Program will be disseminated in writing promptly to Eligible Employees in a manner reasonably designed to inform Eligible Employees of such change. Without limiting the manner in which we may choose to disseminate any amendment of the Option Exchange Program, except as required by law, we have no obligation to publish, advertise or otherwise communicate any such dissemination.

If we materially change the terms of the Exchange Offer or the information about the Exchange Offer, or if we waive a material condition of the Exchange Offer, we may extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period an Exchange Offer must remain open following material changes in the terms of the Exchange Offer or information about the Exchange Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

•	increase or decrease what we will give you in exchange for your Eligible Option Awards;

•	increase or decrease the number of Eligible Option Awards to be exchanged in the Exchange Offer; or

•	extend or terminate the Exchange Offer.

If the Exchange Offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we intend to extend the Offer until ten business days after the date the notice is published. A “business day” means any day other than a Saturday, Sunday or federal holiday in the United States and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time (9:01 p.m. through 9:00 p.m., Pacific Time).

15.     FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange Eligible Option Awards pursuant to the Option Exchange Program. You will be responsible for any expenses incurred by you in connection with your election to participate in the Option Exchange Program, including, any expenses associated with any tax, legal or other advisor consulted or retained by you.

16.     ADDITIONAL INFORMATION.

We have filed with the SEC a Tender Offer Statement on Schedule TO of which this document is a part. This document does not contain all of the information contained in the Schedule TO, as amended, and the exhibits thereto. We recommend that you review the Schedule TO, as amended, including its exhibits, and the following other materials, which we have filed with the SEC and are incorporating by reference into this document, before making a decision on whether to participate in the Option Exchange Program:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 12, 2015, including all material incorporated by reference therein;

•	Our Definitive Proxy Statement on Schedule 14A for our 2015 annual meeting of stockholders, filed with the SEC on April 21, 2015;

•	Our Current Report on Form 8-K filed with the SEC on November 4, 2015, solely with respect to Item 5.02 thereof; and

•
the description of our Class B common stock included in our registration statement on Form 8-A, which was filed with the SEC on March 4, 2014, including any amendments or reports we file for the purpose of updating that description.

Our SEC file number for all of these filings is 001-36330. These filings and other reports, registration statements, proxy statements and other filings can be inspected and copied at the reference facilities maintained by the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C., 20549, and copies of all or any part of these filings may be obtained from that office or by calling the SEC at 1-800-SEC-0330. These filings are also available to the public on the SEC’s web site at http://www.sec.gov. We also make available on or through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC. Our website address is http://www.castlighthealth.com. Information contained on our website is not part of this Offer to Exchange.

We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Stock Administration
Castlight Health, Inc.
Two Rincon Center
121 Spear Street, Suite 300
San Francisco, CA 94105
Email: exchange@castlighthealth.com

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information about Castlight contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you.

17.     MISCELLANEOUS.

We are not aware of any jurisdiction where the implementation of the Option Exchange Program violates applicable law. If we become aware of any such jurisdiction where the implementation of the Option Exchange Program violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Option Exchange Program will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction. The Option Exchange Program is available to Eligible Employees residing in jurisdictions outside the United States, but there are no options that otherwise would be considered Eligible Options that are held outside the United States.

We cannot guarantee that, following the Expiration Date, the per share market price of our Class B common stock will increase to a price that is greater than the exercise price of the New Option Awards. We encourage you to review the section of this document entitled “Risk Factors Related to the Option Exchange Program,” and the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2014 and in our Quarterly Report on Form 10-Q for the period ended September 30, 2015 before you decide whether to participate in this Exchange Offer.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OPTION EXCHANGE PROGRAM. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR ANY DOCUMENT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OPTION EXCHANGE PROGRAM OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN ANY DOCUMENT TO WHICH WE HAVE REFERRED YOU. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Castlight Health, Inc. January 12, 2016
 SCHEDULE A

SUMMARY FINANCIAL INFORMATION OF CASTLIGHT HEALTH, INC.

Set forth below is a selected summary of certain financial information about Castlight Health, Inc. This selected financial information is derived from our consolidated financial statements as filed with the SEC. The selected financial data should be read in conjunction with our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2014, our Quarterly Report on Form 10-Q for the period ended September 30, 2015 and our other reports filed with the SEC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS INFORMATION
(In thousands, except per share amounts)

	Year Ended December 31,		Nine Months Ended September 30,
	2014	2013	2015	2014
Total revenue	$45,605	$12,973	$54,000	$31,118
Total cost of revenue	27,772	17,304	24,113	21,155
Gross profit (loss)	17,833	(4,331)	29,887	9,963
Operating loss	(86,158)	(62,339)	(61,092)	(66,410)
Net loss	$(85,940)	$(62,182)	$(60,862)	$(66,256)
Net loss per share, basic and diluted	$(1.16)	$(6.28)	$(0.65)	$(0.96)
Weighted-average shares used to compute basic and diluted net loss per share	74,381	9,895	93,343	68,960

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	As of December 31,		As of September 30,
	2014	2013	2015	2014
Total current assets	$210,730	$77,467	$169,839	$200,183
Total assets	223,274	83,517	184,923	233,980
Total current liabilities	40,171	22,523	43,081	35,723
Total liabilities	47,084	27,444	53,074	44,008
Total stockholders' equity (deficit)	176,190	(124,350)	131,849	189,972